Exhibit 21.1

List of Subsidiaries

of

Taomee Holdings Limited

(the “Registrant”)

Beneficially Owned Subsidiaries

	Name of Company	Jurisdiction of Incorporation	Percentage of Attributable Equity Interests
1.	Taomee Holdings (HK) Limited	Hong Kong	100%
2.	Shanghai Shengran Information Technology Co., Ltd.	PRC	100%

Affiliated Entities Consolidated in the Registrant’s Financial Statement

	Name of Company	Jurisdiction of Incorporation
1.	Shanghai Taomee Network Technology Co., Ltd.	PRC
2.	Shanghai Taomee Animation Co., Ltd.	PRC
3.	Shanghai Qidong Information Technology Co., Ltd.	PRC